Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
CKX, Inc. (formerly Sports Entertainment Enterprises, Inc.)
New York, New York

We consent to the incorporation by reference in the registration statements of CKX, Inc. on Form S-3 (File No. 333-1130712) and on Form S-8 (File No. 333-127119) of our report dated March 25, 2005, included in this Annual Report on Form 10-K, on the consolidated financial statements of CKX, Inc. and Subsidiaries as of December 31, 2004, and for each of the two years ended December 31, 2004 and 2003.

PIERCY BOWLER TAYLOR & KERN

Certified Public Accountants & Business Advisors
A Professional Corporation
Las Vegas, Nevada
March 13, 2006